UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 29, 2025

JANEL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-60608	86-1005291
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Eighth Avenue, New York, New York 10011
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 373-5895

Inapplicable
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁭☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁭☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁭☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁭☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).          Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
N/A	N/A	N/A

Item 1.01.	Entry into a Material Definitive Agreement

Senior Credit Facility and Refinancing of Existing Senior Debt

On December 29, 2025 (the “Closing Date”), Janel Corporation (the “Company”), Janel Group LLC and certain other subsidiaries of the Company, as borrowers (collectively, the “Borrowers”) and guarantors (together with the Company, the “Guarantors” and together with the Borrowers, the “Janel Obligors”), entered into that certain senior secured Credit Agreement with Santander Bank, N.A., as administrative agent (the “Administrative Agent”), Santander Bank, N.A., as joint lead arranger, First Merchants Bank as joint lead arranger, and the lenders party thereto (the “Senior Credit Agreement”), providing for revolving, term loan and acquisition credit facilities aggregating a principal up to $59,120,000 (the “Senior Credit Facility”).

A portion of the proceeds of the Senior Credit Facility were used to repay all outstanding obligations under (i) that certain Amended and Restated Loan and Security Agreement dated as of September 21, 2021, as amended, by and among Santander Bank, N.A. and the wholly-owned subsidiaries that comprise the Company’s Logistics segment, with the Company as a guarantor, with respect to a revolving line of credit facility (the “Santander Facility”) and (ii) that certain Amended and Restated Credit Agreement dated as of April 25, 2023, as amended, by and among First Merchants Bank, Indco, Inc. and certain other subsidiaries of the Company that are part of the Life Sciences and Manufacturing segments, with respect to certain term loan and acquisitions credit facilities.

The Senior Credit Facility provides for (i) revolving commitments of  $40,000,000 for revolving loans (the “Revolving Facility”), (ii) a Term Loan in the principal amount of $6,000,000 funded on the Closing Date (the “Term Loan”), (iii) a Mortgage Loan in the principal amount of $3,120,000 funded on the Closing Date (the “Mortgage Loan”), (iv) an acquisition loan commitment of up to $10,000,000 for the funding of acquisition term loans for a period of 24 months following the Closing Date (the “Acquisition Facility”), and (v) incremental commitments in an aggregate principal amount of up to $15,000,000 for the funding of additional acquisition term loans during the Acquisition Facility draw period (“Incremental Commitments”).

Borrowings under the Revolving Facility are limited to the lesser of the aggregate revolving commitments and a borrowing base determined based upon (i) an advance rate ranging from 85% to 90% times the amount of eligible accounts receivable of the Borrowers and (ii) an advance rate of 50% times the value of eligible inventory of the Borrowers (subject to an inventory cap of $5,000,000), and all subject to customary reserves and adjustments set forth in the Senor Credit Agreement.

Interest accrues at an annual rate equal to either a base rate or, at the election of the Borrowers, term SOFR for the applicable interest period elected by the Borrowers plus an applicable margin ranging from 1.7% to 3.0% based upon the consolidated senior leverage ratio of the Company.

All obligations under the Senior Credit Facility are secured by substantially all the real and personal property of the Janel Obligors. All obligations under the Senior Credit Facility are senior in right of payment and lien priority to all subordinated debt of the Janel Obligors; provided that the Janel Obligors may make certain payments of subordinated debt if certain payment conditions under the Senior Credit Agreement are met and such payments are permitted pursuant to any applicable subordination agreement or subordination terms.

The Senior Credit Agreement contains customary affirmative and negative covenants, including restrictions on debt incurrence, liens, prepayments of debt, investments, acquisitions, sales of assets, mergers and consolidations and payment of dividends and distributions to holders of the Company’s common and preferred stock subject to customary exceptions and baskets, including unlimited baskets for investments and dividends and distributions if certain payment conditions under the Senior Credit Agreement are met.

The Senior Credit Agreement includes financial covenants requiring the Company to maintain (i) a minimum consolidated fixed charge coverage ratio as of the end of any fiscal quarter of 1.20:1.00, (ii) a maximum consolidated leverage ratio as of the end of any fiscal quarter of 4.50:1.00 and (iii) a maximum consolidated secured leverage ratio as of the end of any fiscal quarter of 3.50:1.00.

Borrowings under the Senior Credit Facility may be prepaid at any time without premium or penalty and are subject to mandatory prepayment from net proceeds of equity and debt issuances, assets dispositions, casualty events and certain extraordinary receipts.

The Senior Credit Facility matures on December 29, 2030.

This description of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Senior Credit Agreement, which will be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2025 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANEL CORPORATION
(Registrant)

Date: January 2, 2026	By:	/s/ Nathan Shandy
Chief Financial Officer, Treasurer and Secretary